UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 8, 2012 (March 5, 2012)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 8, 2012, NeurogesX, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the fourth quarter and year ended December 31, 2011. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K, the contents of which are incorporated by reference into this Item 2.02.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 5, 2012, the board of directors of the Company committed to a restructuring plan whereby the Company proposed to reduce its workforce by 43 individuals. The restructuring plan was approved in connection with the Company’s plan to focus its resources on NGX-1998 development program. The Company communicated the plan to the impacted employees on March 7, 2012 with the expectation that the restructuring would be effective and completed on or about such date. The impacted employees are eligible to receive cash severance contingent on their signing of a general release with the Company. Assuming that all employees are paid severance, the Company expects to record a cash charge for severance and other payroll related termination costs of approximately $1.6 million in the first quarter of 2012. The Company also expects that there will be an additional non-cash compensation charge related to modifications to the impacted employee’s equity awards under the 2000 Stock Incentive Plan and 2007 Stock Plan, as well as charges related to unsaleable inventory, capital equipment write-downs and other miscellaneous restructure charges that in total will be in the range of $500,000 to $750,000.

Item 8.01.	Other Events

The discussions set forth in Item 2.02 and Item 2.05 above are hereby incorporated by reference into this Item 8.01, as well as the contents of the press release filed as Exhibit 99.1, and is deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release entitled “NeurogesX Reports Fourth Quarter 2011 and Year-end 2011 Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: March 8, 2012	By:	/S/ STEPHEN F. GHIGLIERI
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer Chief Financial Officer

EXHIBIT LIST

Exhibit 99.1	Press release entitled “NeurogesX Reports Fourth Quarter and Year-end 2011 Results.”